Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

BRISTOL WEST HOLDINGS, INC.,

FARMERS GROUP, INC.

and

BWH ACQUISITION COMPANY

Dated as of March 1, 2007

TABLE OF CONTENTS

		Page

ARTICLE I.

The Merger; Closing; Effective Time

1.1.	The Merger	1
1.2.	Closing	2
1.3.	Effective Time	2

ARTICLE II.

Certificate of Incorporation and Bylaws of the Surviving Corporation

2.1.	The Certificate of Incorporation	2
2.2.	The Bylaws	2

ARTICLE III.

Officers and Directors of the Surviving Corporation

3.1.	Directors	3
3.2.	Officers	3

ARTICLE IV.

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock	3
4.2.	Exchange of Certificates	4
4.3.	Treatment of Stock Plans; Warrants	6
4.4.	Adjustments to Prevent Dilution	7

ARTICLE V.

Representations and Warranties

5.1.	Representations and Warranties of the Company	7
5.2.	Representations and Warranties of Parent and Merger Sub	26

ARTICLE VI.

Covenants

6.1.	Interim Operations	28
6.2.	Acquisition Proposals	31
6.3.	Notice of Certain Events	35

i

6.4.	Proxy Statement	36
6.5.	Stockholders Meeting	36
6.6.	Filings; Other Actions; Notification	37
6.7.	Access and Reports	40
6.8.	Stock Exchange De-listing	40
6.9.	Publicity	40
6.10.	Employee Benefits	41
6.11.	Expenses	41
6.12.	Indemnification; Directors’ and Officers’ Insurance	42
6.13.	Takeover Statutes	43
6.14.	Parent Vote	43
6.15.	Stockholder Litigation	44
6.16.	Director Resignations	44
6.17.	Rule 16b-3	44
6.18.	Company Statutory Statements	44
6.19.	FIRPTA	44

ARTICLE VII.

Conditions

7.1.	Conditions to Each Party’s Obligation to Effect the Merger	45
7.2.	Conditions to Obligations of Parent and Merger Sub	45
7.3.	Conditions to Obligation of the Company	46

ARTICLE VIII.

Termination

8.1.	Termination by Mutual Consent	47
8.2.	Termination by Either Parent or the Company	47
8.3.	Termination by the Company	47
8.4.	Termination by Parent	48
8.5.	Effect of Termination and Abandonment	48
8.6.	Fees and Expenses Following Termination	48

ARTICLE IX.

Miscellaneous and General

9.1.	Survival	50
9.2.	Modification or Amendment	50
9.3.	Waiver of Conditions	51
9.4.	Counterparts	51
9.5.	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE	51
9.6.	Notices	52
9.7.	Entire Agreement	53

ii

9.8.	No Third Party Beneficiaries	53
9.9.	Obligations of Parent and of the Company	54
9.10.	Transfer Taxes	54
9.11.	Definitions	54
9.12.	Severability	54
9.13.	Interpretation; Construction	54
9.14.	Assignment	55

Annex A Defined Terms		A-1

Exhibit A Form of Certificate of Incorporation of the Surviving Corporation

iii

AGREEMENT AND PLAN OF MERGER

                    AGREEMENT AND PLAN OF MERGER (hereinafter called this ”Agreement”), dated as of March 1, 2007, among Bristol West Holdings, Inc., a Delaware corporation (the “Company”), Farmers Group, Inc., a Nevada corporation (“Parent”), and BWH Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”).  The Company and Merger Sub are sometimes hereinafter collectively referred to as the “Constituent Corporations”.

RECITALS

                    WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Merger Sub;

                    WHEREAS, in furtherance of the foregoing and in accordance with the Delaware General Corporation Law (the “DGCL”), the respective boards of directors of each of Parent, Merger Sub and the Company have unanimously approved this Agreement, the merger of Merger Sub with and into the Company with the Company as the Surviving Corporation (the “Merger”) and the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement and have adopted and declared advisable this Agreement;

                    WHEREAS, concurrently with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement with certain significant stockholders of the Company (the “Voting Agreement”) pursuant to which each of those stockholders have agreed, subject to the terms thereof, to vote all shares of the Company owned by them in accordance with the terms of the Voting Agreement; and

                    WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and also to prescribe certain conditions to the Merger.

                    NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I.

The Merger; Closing; Effective Time

                    1.1.         The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company at the Effective Time.  Following the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with Section 259 of the DGCL.  At the election of Parent, any direct or indirect subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger.

                    1.2.         Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Simpson Thacher and Bartlett LLP, 425 Lexington Avenue, New York, New York, at 9:00 a.m. (Eastern Time) on the second business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.  For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in the City of New York.

                    1.3.         Effective Time.  Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as Parent and the Company shall agree and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

ARTICLE II.

Certificate of Incorporation and
Bylaws of the Surviving Corporation

                    2.1.         The Certificate of Incorporation.  The certificate of incorporation of the Company shall be amended as of the Effective Time as a result of the Merger so as to read in its entirety as set forth in Exhibit A hereto and as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Charter”), until duly amended as provided therein or by applicable Laws.

                    2.2.         The Bylaws.  The parties hereto shall take all actions necessary so that the bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended as provided therein or by applicable Laws, except that references to Merger Sub’s name shall be replaced with references to the Company.

ARTICLE III.

Officers and Directors
of the Surviving Corporation

                    3.1.         Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be elected or otherwise validly appointed as the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

                    3.2.         Officers.  The officers of the Company at the Effective Time (other than those officers who Merger Sub determines shall not remain as officers of the Surviving Corporation) shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Bylaws.

ARTICLE IV.

Effect of the Merger on Capital Stock;
Exchange of Certificates

                    4.1.         Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of the Company:

                    (a)          Merger Consideration.  Each share of the common stock, $0.01 par value, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company (as treasury stock or otherwise) or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties (each, an “Excluded Share” and collectively, the “Excluded Shares”)) shall be converted into the right to receive $22.50 per Share in cash, less any required withholding Taxes as described in Section 4.2(f) and without interest (the “Per Share Merger Consideration”).  At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and in the case of book-entry shares (“Book-Entry Shares”), the names of the former registered holders shall be removed from the registry of holders of such shares and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

                    (b)          Cancellation of Excluded Shares.  Each Excluded Share (other than any Excluded Shares held by any of the Company’s wholly-owned Subsidiaries) referred to in Section 4.1(a) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

                    (c)          Merger Sub.  At the Effective Time, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $0.01 par value, of the Surviving Corporation.

                    4.2.        Exchange of Certificates.

                    (a)          Paying Agent.  At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds necessary for the Paying Agent to make payments under Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”).  The Company will enter into a paying agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to Parent prior to the Effective Time.  The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to the Surviving Corporation.  To the extent that there are losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required to make prompt cash payment under Section 4.1(a), Parent shall, or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make such payments under Section 4.1(a).

                    (b)          Exchange Procedures.  Promptly after the Effective Time (and in any event within two business days), the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates and Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares, as the case may be, to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) and Book-Entry Shares in exchange for the Per Share Merger Consideration.  Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Share to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, and such other documents as may be reasonably requested by the Paying Agent the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to (A) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Share multiplied by (B) the Per Share Merger Consideration, and the Certificate or Book-Entry Share so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares, as the case may be.

In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Share may be issued to such transferee if the Certificate or Book-Entry Share formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

                    (c)          Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, any Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

                    (d)          Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation.  Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) or Book-Entry Shares, without any interest thereon.  Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.  For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

                    (e)          Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.2(f)) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

                    (f)          Withholding Rights.  Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated and rulings issued thereunder, or any other applicable state, local or foreign Tax Law.

To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Paying Agent, Surviving Corporation, Merger Sub or Parent, as the case may be.

                    4.3.        Treatment of Stock Plans; Warrants.

                    (a)          Options.  At the Effective Time, each outstanding option to purchase Shares granted under the Stock Plans or otherwise, vested or unvested (a “Company Option”), shall as of the Effective Time become fully vested and converted into the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Shares subject to the Company Option immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.  If the applicable exercise price of any Company Option equals or exceeds the Per Share Merger Consideration, such Company Option shall be cancelled without payment of additional consideration, and all rights with respect to such Company Option except as provided in the immediately preceding sentence shall terminate as of the Effective Time.  The holders of Company Options will have no further rights in respect of any Company Options from and after the Effective Time.  Notwithstanding the foregoing, each outstanding warrant to purchase Shares listed on Section 4.3(a) of the Company Disclosure Letter shall be cancelled immediately prior to the Effective Time and shall have no right to receive the Per Share Merger Consideration.

                    (b)          Restricted Stock.  At the Effective Time, each outstanding Share of restricted stock granted under the Stock Plans, vested or unvested (each a “Restricted Share”), shall as of the Effective Time become fully vested and free of any forfeiture restriction and converted into the right to receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash equal to the Per Share Merger Consideration, plus any declared and unpaid dividends, less applicable Taxes required to be withheld with respect to such payment.  The holders of Restricted Shares will have no further rights in respect of any Restricted Shares from and after the Effective Time.

                    (c)          Phantom Stock.  At the Effective Time, each Share contained in each non employee director’s deferred compensation account (each a “Phantom Share”) under the Company’s Non-Employee Directors’ Deferred Compensation and Stock Award Plan (the “Non Employee Directors’ Plan”) shall as of the Effective Time entitle the beneficiary thereto to  receive, as soon as reasonably practicable after the Effective Time (but in any event no later than three business days after the Effective Time), an amount in cash equal to the product of (i) the total number of Phantom Shares and (ii) the Per Share Merger Consideration.  The holders of Phantom Shares will have no further rights in respect of any Phantom Shares from and after the Effective Time.

                    (d)          Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt resolutions, and take all other actions they reasonably believe to be necessary, to implement the provisions of Sections 4.3(a), (b) and (c), without paying or incurring any debts or obligations (other than the fees and expenses of counsel) on behalf of the Company or the Surviving Corporation.

                    4.4.         Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE V.

Representations and Warranties

                    5.1.         Representations and Warranties of the Company.  Except as set forth in the Company Reports filed with the SEC on or after January 1, 2004 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section, in any section relating to forward looking statements (including future operating results) and any other disclosures included therein to the extent that they are generic, cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with entering into this Agreement (the ”Company Disclosure Letter”) (it being agreed that written disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub that:

                    (a)          Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.  Each of the Company and its Subsidiaries is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent and Merger Sub a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of the Company and each of its Subsidiaries, each as in effect on the date of this Agreement.

As used in this Agreement, the term (i) ”Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries, (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the ”Exchange Act”) and (iii) ”Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets, liabilities, properties or results of operations of the Company and its Subsidiaries taken as a whole or that would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided that none of the following shall constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect:

                        (A)          changes in the economy or financial markets generally in the United States or other countries in which the Company or any of its Subsidiaries conduct operations or that are the result of acts of war or terrorism, except to the extent such changes have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants;

                        (B)          any loss or threatened loss of business from any agents, brokers or customers of the Company or any of its Subsidiaries directly caused by the announcement or the pendency of the transactions contemplated by this Agreement;

(C) changes in any Law or GAAP or interpretation thereof after the date hereof;

                        (D)          any failure by the Company to meet any estimates of revenues or earnings for any period ending on or after the date of this Agreement; provided that the exception in this clause (D) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

                        (E)          a decline in the price or trading volume of the Company common stock on the New York Stock Exchange (the “NYSE”); provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; and

                        (F)          any occurrence or condition affecting the property and casualty insurance or reinsurance industry generally (including without limitation any change or proposed change in insurance laws or regulations in any jurisdiction), except to the extent such occurrences or conditions have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other industry participants.

                   (b)          Capital Structure.  The authorized capital stock of the Company consists of 200,000,000 Shares, of which 29,479,864 Shares were outstanding as of the close of business on March 1, 2007, and 15,000,000 shares of preferred stock, none of which were outstanding as of the date hereof.  Except as set forth in Schedule 5.1(b) of the Company Disclosure Letter, no Shares are held in the treasury of the Company or by any of its Subsidiaries.  All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable.  Except as set forth in Schedule 5.1(b) of the Company Disclosure Letter and other than the Shares reserved for issuance as of March 1, 2007, under the 1998 Stock Option Plan for Management and Key Employees and the 2004 Stock Incentive Plan and the outstanding non-employee options and warrants (collectively, the “Stock Plans”), the Company has no Shares reserved for issuance.  Schedule 5.1(b) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock, performance stock units and restricted stock units, if any, outstanding as of the date hereof under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price.  Except as set forth in Schedule 5.1(b) of the Company Disclosure Letter or as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.  The Company does not have outstanding any bonds, debentures, notes or other obligations for borrowed money the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.  For purposes of this Agreement, a wholly owned Subsidiary of the Company shall include any Subsidiary of the Company of which all of the shares of capital stock of such Subsidiary other than director qualifying shares are owned by the Company (or a wholly owned Subsidiary of the Company).

                    With respect to the Company Options, there has been no grant of any Company Option since the date of the Company’s initial public offering of its common stock, $0.01 par value (the “IPO”) other than 25,166 Company Options granted to employees at fair market value as of the applicable grant date.

                    (c)          Subsidiaries.  Schedule 5.1(c) of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries.  Except as set forth in Schedule 5.1 (c) of the Company Disclosure Letter, each of the outstanding shares of capital stock or other equity securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”), other than Liens that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(d) Corporate Authority; Approval and Fairness.

         (i)          The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter (the “Requisite Company Vote”), to perform its obligations under this Agreement and to consummate the Merger.  This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

         (ii)         The board of directors of the Company has (A) unanimously determined that the Merger is in the best interests of the Company and its stockholders, adopted and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the ”Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinion of its financial advisor, JPMorgan Chase Securities Inc. (“JPMorgan”), to the effect that the consideration to be received by the holders of the Shares in the Merger is fair from a financial point of view, as of the date of such opinion, to such holders.  The Company has furnished Merger Sub a correct and complete copy of such opinion.  The Company has obtained the authorization of JPMorgan to include a copy of its opinion in the Proxy Statement.

         (iii)        The Requisite Company Vote is the only vote of the holders of any class or series of the capital stock of the Company or of any of the Company’s Subsidiaries necessary to adopt this Agreement, the Merger and the other transactions contemplated hereby.  There are no voting trusts, proxies or similar agreements, arrangements or commitments to which the Company or any of its Subsidiaries is a party or of which the Company has Knowledge with respect to the voting of any shares of capital stock of the Company or any of its Subsidiaries, other than the Voting Agreement.

(e) Governmental Filings; No Violations.

         (i)          Other than the approvals, notices, under the insurance Laws of the jurisdictions in which the Company and its Subsidiaries are organized or transact the business of insurance or the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), and any other applicable merger control laws, (C) under the Exchange Act, (D) under the rules of the NYSE (the “Company Approvals”) and (E) the filing and recordation of the appropriate merger documents with the Secretary of State of the State of Delaware as required by the DGCL (the “Merger Certificate”) and appropriate documents with the relevant authorities of other states in which the Company and its Subsidiaries are qualified to do business, no notices, reports, submissions or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any federal, state, local or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

         (ii)         The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws of the Company or the comparable governing instruments of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of the Company or any of its Significant Subsidiaries pursuant to any material agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a ”Contract”) binding upon the Company or any of its Subsidiaries or (C) assuming compliance with the matters referred to in Section 5.1(e)(i), a violation of any Law to which the Company or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change set forth on  Schedule 5.1(e)(ii) of the Company Disclosure Letter or that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(f) Company Reports; Financial Statements.

         (i)          The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the Securities Exchange Commission (the “SEC”) under the Exchange Act or the Securities Act of 1933, as amended (the ”Securities Act”) since January 1, 2004 (the ”Applicable Date”) (the forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”).  Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Company Reports and complied or will comply, as applicable, in all material respects with the then-applicable accounting standards.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed or furnished with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.  The Company Reports filed or furnished on or prior to the date of this Agreement included, and if filed or furnished after the date of this Agreement, will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (“SOX”), and the internal control report and attestation of the Company’s outside auditors to the extent required by Section 404 of SOX.  As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company Reports.  To the Knowledge of the Company, as of the date of this Agreement none of the Company Reports is the subject of an ongoing SEC review.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

         (iii)        Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects, or, in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects the consolidated results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein or elsewhere in the Company Reports.

         (iv)         The Company maintains disclosure controls and procedures (as defined by Rule 13a 15(e) or 15d-15(e) under the Exchange Act) as required by Rule 13a 15(a) or 15d 15(a) under the Exchange Act.  The Company designed such disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, that is required to be disclosed in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported within applicable time periods, and that such information is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosures, particularly during the period in which the Company is preparing such reports under the Exchange Act.  Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, as the Company’s are designed to do.  Based on its most recent evaluation of the effectiveness of the design and operation of its disclosure controls and procedures performed as required by Rule 13a-15(b) or 15d-15(b) under the Exchange Act, and subject to the foregoing, the Company concluded that the design and operation of its disclosure controls and procedures provided reasonable assurance that the disclosure controls and procedures were effective to accomplish their objectives.  The management of the Company has disclosed in accordance with the Company’s applicable policies and procedures, based on its most recent evaluation of its internal controls over financial reporting (as defined by Rule 13a 15(f) or 15d-15(f) under the Exchange Act) performed as required by Rule 13a 15 and 15d-15 under the Exchange Act, to the Company’s outside auditors and the audit committee of the board of directors of the Company (A) all significant deficiencies and material weaknesses (each as defined by applicable rules under the Exchange Act) in the design or operation of its internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.  Since January 1, 2004, the Company has disclosed any material weakness (as defined by applicable rules under the Exchange Act) in its internal control over financial reporting and its conclusions regarding the effectiveness of its disclosure controls and procedures to the extent and in the manner required to be disclosed in the reports that the Company files or submits under the Exchange Act.

         (v)          The Company has delivered to the Parent the following statutory statements, in each case together with the exhibits, schedules and notes thereto and any affirmations and certifications filed, or to be filed, therewith (collectively, the “Company Statutory Statements”): the annual statement of the Company and each of its insurance Subsidiaries as of December 31, 2005, as filed with the insurance Governmental or Entity of such company’s jurisdiction of domicile, including the statutory basis financial statements of the Company and each of its insurance Subsidiaries as audited by Deloitte & Touche LLP as of December 31, 2005.  The Company Statutory Statements present fairly, in all material respects, the statutory financial condition and results of operations of the Company and were prepared, in all material respects, in conformity with statutory accounting principles prescribed or permitted by the applicable insurance Governmental Entity as in effect as of the date thereof (“SAP”) applied on a consistent basis during the period presented and with prior periods, except as expressly set forth within the subject Company Statutory Statements.  No notice to the Company or any of its insurance Subsidiaries of deficiencies has been asserted by any Governmental Entity with respect to the Company Statutory Statements, and the Company Statutory Statements comply in all material respects with all applicable Law.

         (vi)         The Company and each of its insurance Subsidiaries has filed or submitted all statutory statements required to be filed with or submitted to the insurance Government Entities in its state of domicile and of any state where it is licensed or from which it has received a License, and no deficiency has been asserted with respect to such statutory statements by the applicable insurance Governmental Entity which has not been cured, waived or otherwise resolved to the satisfaction of such insurance Governmental Entity except as set forth in Schedule 5.1(h)(i) of the Company Disclosure Letter or for those deficiencies which would not, individually or in the aggregate, have or be reasonably likely to have a Company Material Adverse Effect.

                    (g)          Absence of Certain Changes.  Except as set forth in Schedule 5.1(g) of the Company Disclosure Letter, since December 31, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses consistent with past practices and except as disclosed in the Company’s filings with the SEC and other public disclosure documents (the “Public Documents”), there has not been:

         (i)          any change in the financial condition, business or results of their operations that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

         (ii)         any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(iii) any redemption, repurchase or other acquisition of any shares of capital stock of the Company or of any of its Subsidiaries;

         (iv)         any granting by the Company or any of its Subsidiaries to any of their directors, officers or employees of any increase in compensation, except for (A) increases in the ordinary course of business or increases required under any Benefit Plan, (B) any granting to any director or officer of the Company or its Subsidiaries of the right to receive any severance or termination pay not provided for under any Benefit Plan, (C) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance agreement or arrangement with any director or officer of the Company or its Subsidiaries or any material amendment of any Benefit Plan (other than as required by Applicable Law); or

(v) any material Tax election made or revoked by the Company or any of its Subsidiaries or any settlement or compromise of any material Tax liability made by the Company or any of its Subsidiaries.

(h) Litigation and Liabilities.

         (i)          As of the date of this Agreement, except as set forth in Schedule 5.1(h)(i) of the Company Disclosure Letter, there are no material civil, criminal, administrative or regulatory actions, suits, demand letters, claims, hearings, notices of violation, arbitrations, investigations, orders to show cause, market conduct examinations, notices of non-compliance or other proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

         (ii)         Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than liabilities and obligations (A) set forth in the Company’s consolidated balance sheet or the notes thereto as of December 31, 2006 included in the Company Reports, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2006, (C) incurred in connection with the Merger or any other transaction or agreement contemplated by this Agreement, or (D) that would not, individually, or in the aggregate, have a Company Material Adverse Effect.

                    The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth on Schedule 5.1(h) of the Company Disclosure Letter.

(i) Employee Benefits.

         (i)          All material employee benefit plans covering current or former employees of the Company and its Subsidiaries (the “Employees”)  or pursuant to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive, bonus employment, consulting, retention, change in control, fringe benefit and other benefit plans, programs, policies, agreements or arrangements (the “Benefit Plans”) are listed on Schedule 5.1(i)(i) of the Company Disclosure Letter.  True and complete copies of all Benefit Plans listed on Schedule 5.1(i)(i) of the Company Disclosure Letter have been made available to Parent.

(ii) Except for such matters that would not, individually or in the aggregate, have a Company Material Adverse Effect:

                       (A)          All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), (collectively, “U.S. Benefit Plans”), are in compliance in all material respects with their terms and the applicable provisions of ERISA, the Code and other applicable Laws, and if intended to be qualified within the meaning of Section 401 of the Code, has received a favorable determination letter as to its qualification and to the Knowledge of the Company nothing has occurred that could reasonably be expected to adversely affect such qualification.  The Company does not have any Benefit Plans which are not subject to United States law.

                       (B)          Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any U.S. Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

                       (C)           Neither the Company nor any of its Subsidiaries has or is reasonably expected to incur any liability under Subtitle C or D of Title IV of ERISA with respect to any “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).

                       (D)          The Company and its ERISA Affiliates do not have any unsatisfied withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA nor do they reasonably expect to incur any such liability.

(E) As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Benefit Plans, other than routine claims for benefits.

                       (F)          Except as set forth in Schedule 5.1(i)(ii)(F) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company or its Subsidiaries or with respect to any Benefit Plan; (ii) increase any benefits otherwise payable under any Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits; or (iv) limit or restrict the right of the Company to merge, amend or terminate any of the Benefit Plans.

                    (j)          Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, directive, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  Except with respect to regulatory matters covered by Section 6.6 or except as set forth in Schedule 5.1(h)(i) of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries, including without limitation financial and market conduct examinations, is pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement except for those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  The Company and its Subsidiaries each has obtained and is in compliance with all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence of which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

                    (k)          Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition” or other similar Delaware anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation or bylaws is applicable to the Merger or the other transactions contemplated by this Agreement.  The adoption of this Agreement and the Merger by the Company’s board of directors represents all the actions necessary to render inapplicable to this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement or the Voting Agreement, the restrictions on “business combinations” set forth in Section 203 of the DGCL to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.  The Company does not have a poison pill or rights agreement in place.

                    (l)          Environmental Matters.

         (i)          Except in each case for such matters that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect: (A) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (B)  the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted; (C) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (D) there are no agreements, writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits or proceedings pending or, to the Knowledge of the Company, threatened, concerning noncompliance by the Company or any of its Subsidiaries with any Environmental Law or imposing any liability or obligation under any Environmental Law on the Company or any of its Subsidiaries; and (E) to the Knowledge of the Company, there have been no Releases of any Hazardous Substances that could be reasonably likely to form the basis of any Environmental Claim against the Company of any of its Subsidiaries.

         (ii)         Notwithstanding any other representation or warranty in Article V of this Agreement, the representations and warranties contained in this Section 5.1(l) constitute the sole representations and warranties of the Company relating to any environmental, health or safety matters, including without limitation, any matters arising under Environmental Law.

                    As used herein, the term “Environmental Claim” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices or noncompliance or violation by any Governmental Entity, alleging potential presence or Release of, or exposure to, any Hazardous Substances at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Substances.

                    As used herein, the term “Environmental Law” means, as currently in effect, any applicable law (including international conventions, protocols and treaties), regulation, code, license, permit, binding agreement, order, judgment, decree or injunction from any Governmental Entity (A) concerning the protection, investigation or restoration of the environment, (including air, water, soil and natural resources), (B) the use, storage, handling, release or disposal of Hazardous Substances, or (C) pollution.

                    As used herein, the term “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law including petroleum and any derivative or by-products thereof.

                    As used herein, the term “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

                    (m)       Taxes.

         (i)          The Company and each of its Subsidiaries: (A) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by, or on behalf of, any of them except where such failure to prepare or file Tax Returns would not, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect; (B) all such Tax Returns were true, correct and complete in all material respects as of the date of such filing; and (C) have timely paid all Taxes that are due (whether or not shown to be due on any Tax Return) and withheld all amounts that the Company or any of its Subsidiaries are obligated to withhold from amounts owing or paid to any employee, creditor, shareholder or third party, other than Taxes that are not yet due and payable, or that are contested in good faith, for which adequate reserves or accruals have been made in accordance with GAAP in the financial statements included in the Company Reports except where such failure to so pay or remit would not, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.  All material liabilities for Taxes that arose after the end of the last period reflected in the financial statements included in the Company Reports arose in the ordinary course of business.

         (ii)         As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened in writing, any audits, examinations, investigations, claims, proposed adjustment or assessments for deficiencies or other proceedings in respect of Taxes or Tax matters involving the Company or any of its Subsidiaries, which would, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

         (iii)        Neither the Company or any of its Subsidiaries:  (A) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and its Subsidiaries are or were members or (B) is a party to or bound by any Tax sharing, Tax allocation, Tax indemnity or similar agreements other than agreements exclusively between or among the Company and its Subsidiaries.

(iv) There are no Liens with respect to Taxes upon any of the assets or property of the Company or its Subsidiaries, other than liens for Taxes not yet due and payable.

         (v)          Each of the Company’s Subsidiaries that is a statutory insurance company is taxable as a domestic “insurance company other than a life insurance company” within the meaning of Section 831 of the Code, and all insurance and reinsurance policies and contracts entered into by such Subsidiaries are insurance contracts for federal income tax purposes except as would not, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.  With respect to reinsurance contracts to which the Company or any of the Subsidiaries is a party, no facts, circumstances or basis exists under which the IRS could make any material reallocation, recharacterization or other adjustment under Section 845 of the Code except as would not, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

         (vi)         The Company and each of its Subsidiaries is and has at all times been in compliance with the provisions of Sections 6011, 6111 and 6112 of the Code relating to tax shelter disclosure, registration, and list maintenance, and with the Treasury Regulations promulgated thereunder.

         (vii)        The Federal, state and local income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2001 have been examined and closed or are returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

         (viii)       During the last five years, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

                    As used in this Agreement, (A) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, alternative or add-on minimum, transfer, premium and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (B) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates, amended returns, claims for refund and information returns) required to be supplied to a Tax authority or maintained relating to Taxes.

                    (n)          Labor Matters.  Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, nor has there been since the Applicable Date, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

                    (o)          Intellectual Property.

         (i)            Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries own, or are licensed or otherwise possess sufficient rights to use such rights as it has in  and to all Intellectual Property currently used in connection with the business of the Company or any Subsidiary or owned or held for use by the Company or any Subsidiary (the “Company Intellectual Property”), (B) the use of the Company Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any valid third party Intellectual Property right in existence as of the date of this Agreement, (C) no written claim has been asserted, or to the Knowledge of the Company threatened, against the Company or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property, and (D) except as set forth in Schedule 5.1(e)(ii) of the Company Disclosure Letter, all of such rights shall survive unchanged the consummation of the transactions contemplated by this Agreement.  To the Knowledge of the Company, no person is violating any Intellectual Property owned by the Company except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(ii) For purposes of this Agreement, the following term has the following meaning:

                    “Intellectual Property” means all: (A) trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (B) inventions and discoveries, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues; (C) confidential information, trade secrets and know-how, including processes, schematics, business methods, drawings, prototypes, models, designs, customer lists and supplier lists; (D) published and unpublished works of authorship (including, computer software, programs, databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) all other intellectual property or proprietary rights.

                    (p)          Insurance.  All material fire and casualty, general liability, business interruption, product liability, sprinkler and water damage and directors’ and officers’ liability insurance policies maintained by the Company or any of its Subsidiaries (collectively, the “Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid.

                    (q)          Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed JPMorgan as its financial advisor.  The Company has furnished to Parent and Merger Sub a correct and complete copy of all agreements between the Company and JPMorgan under which JPMorgan would be entitled to any payment relating to the Merger or such other transaction.

                    (r)          Insurance Matters.

         (i)          (A)     Except as set forth on Schedule 5.1(r)(i) of the Company Disclosure Letter, since January 1, 2005 salaried employees of the Company and its Subsidiaries, and, to the Knowledge of the Company, each other person, performing the duties of insurance producer, reinsurance intermediary, agency, agent, managing general agent, wholesaler, broker, solicitor, adjuster or customer representative for the Company and its Subsidiaries (collectively, “Company Producers”), at the time such Company Producer wrote, sold, or produced business, or performed such other act for or on behalf of the Company or any of its Subsidiaries that may require a License, was duly licensed and appointed as required by applicable Law, in the particular jurisdiction in which such Company Producer wrote, sold, produced, solicited, or serviced such business, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in Schedule 5.1(r)(i) of the Company Disclosure Letter, or as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, each of the agency agreements and appointments between the Company Producers, including as subagents under the Company’s affiliated insurance agency, and the Company and any of its Subsidiaries, is valid, binding and in full force and effect in accordance with its terms.

                       (B)     Except as set forth in Schedule 5.1(r)(i) of the Company Disclosure Letter, to the Knowledge of the Company, as of the date of this Agreement, no Company Producer has been since January 1, 2005, or is currently, in material violation (or with or without notice or lapse of time or both, would be in material violation) of any term or provision of any applicable Law applicable to the writing, sale or production of insurance or other business for the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

                       (C)     Except as set forth on Schedule 5.1(r)(i) of the Company Disclosure Letter, as of the date of this Agreement, no Company Producer has indicated to the Company or any of its Subsidiaries that any Company Producer will be unable or unwilling to continue its relationship as a Company Producer with the Company or any of its Subsidiaries within twelve (12) months after the Closing, except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

                       (D)     The Company has made available to the Parent copies of the written procedures of the Company and its Subsidiaries designed to provide assurance that Company Producers comply with all applicable Law.

         (ii)         Managing General Agency Agreements.  As of the date of this Agreement, the Company and its Subsidiaries do not have any managing general agency contracts or similar arrangements under which an independent party has authority to perform underwriting analysis and issue insurance or reinsurance policies on behalf of the Company or any of its Subsidiaries or otherwise to bind the Company or any of its Subsidiaries without prior approval by the Company or any of its Subsidiaries.

         (iii)        Insurance Contracts.  Except as set forth on Schedule 5.1(r)(i) of the Company Disclosure Letter, or as would not individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect:

                       (A)          To the extent required by Law, all policies, binders, slips, certificates and other agreements or contracts of insurance or reinsurance (“Insurance Contracts”) that are issued by the Company or any of its Subsidiaries are in all material respects, on forms approved by applicable insurance Governmental Entities or which have been filed and not objected to by such authorities within the period provided for objection.

(B) Any rates of the Company and its Subsidiaries which are required to be filed with or approved by any Governmental Entity have been so filed or approved.

(C) Any Insurance Contract form which is required to be filed with or approved by any Governmental Entity has been so filed or approved.

                       (D)          There are no in-force Insurance Contracts of the Company or any of its Subsidiaries under which the holders or owners of such Insurance Contracts have any rights with respect to dividends, surplus, profit participation, voting, or any other rights to share in the benefits, revenue or profits of the Company or any of its Subsidiaries.

         (iv)        Regulatory Filings.  Since January 1, 2005, the Company and its Subsidiaries have filed all reports, statements, documents, registrations, filings and submissions required to be filed by the Company and its Subsidiaries with any insurance Governmental Entity except to the extent that the failure to file would not, individually or in the aggregate, have or be reasonably likely to have a Company Material Adverse Effect.  All such material reports, statements, documents, registrations, filings and submissions were in compliance in all material respects with applicable Law when filed.  The Company has heretofore made available for inspection by the Parent with respect to the Company and its Subsidiaries (i) all such material reports, statements, documents, registrations, filings and submissions of the Company and its Subsidiaries with any Governmental Entity and (ii) any reports of examination (including, without limitation, financial, market conduct and similar examinations) issued by any insurance Governmental Entity, in each case since January 1, 2005 and prior to the date hereof.  Except as set forth on Schedule 5.1(r)(iv) of the Company Disclosure Letter, to the Knowledge of the Company, since January 1, 2005, no material deficiencies have been asserted in writing by any such Governmental Entity with respect to any registrations, filings or submissions filed by the Company and its Subsidiaries that have not been satisfied.

         (v)          Reinsurance.  As would not individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, as of the date this Agreement, except as set forth on Schedule 5.1(r)(v) of the Company Disclosure Letter, (a) all ceded and assumed reinsurance and retrocession treaties and agreements to which the Company or any of its Subsidiaries is a party, other than reinsurance agreements among the Company and its Subsidiaries or among the Company’s Subsidiaries (the “Company Reinsurance Agreements”) that have not been terminated or commuted, are in full force and effect, (b) no notice of intended cancellation has been received by the Company or any of its Subsidiaries from any cedent or reinsurer with respect to any such Company Reinsurance Agreement, (c) with respect to ceded Company Reinsurance Agreements, none of the reinsurers of the Company or any of its Subsidiaries has denied coverage with respect to any current or prospective claim, (d) the Company and its Subsidiaries are entitled under applicable Law to take full credit in the Company Statutory Statements for all amounts recoverable by it pursuant to any Company Reinsurance Agreement, and all such amounts have been properly recorded in its books and records and are properly reflected in the Company Statutory Statements, (e) the Company Reinsurance Agreements transfer such risk as would be required for such Company Reinsurance Agreements to be properly accounted for as reinsurance, and (f) neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Company Reinsurance Agreements is in breach of or in default in any material respect under any Company Reinsurance Agreement.  Except as set forth on Schedule 5.1(r)(v) of the Company Disclosure Letter, as of the date hereof, to the Knowledge of the Company, no party to a Company Reinsurance Agreement has indicated to the Company or any of its Subsidiaries that it intends to terminate a Company Reinsurance Agreement within twelve (12) months after the Closing (other than as a result of non-renewal).

         (vi)          Threats of Cancellation.  Except as set forth on Schedule 5.1(r)(vi) of the Company Disclosure Letter, since January 1, 2005 and prior to the date hereof, no policyholder, affiliated group of policyholders, or persons writing, selling, or producing, either directly or through reinsurance assumed, insurance business that individually or in the aggregate for each such policyholder, group or person, respectively, accounted for 5% or more of the annual premium income (as determined in accordance with SAP) of the Company and its Subsidiaries has terminated or, to the Knowledge of the Company, threatened to terminate its relationship with the Company or any of its Subsidiaries either as a result of the execution and delivery by the Company of this Agreement, or the consummation of the Merger and the other transactions contemplated hereby and compliance with the terms hereof.

         (vii)         Actuarial Reports.  The Company has delivered to the Parent a true and complete copy of any actuarial reports prepared in support of statements of actuarial opinions by actuaries, independent or otherwise, with respect to the Company or any of its Subsidiaries or any line of business, segment or block of policies thereof in the last twelve (12) months, and all attachments, addenda, supplements and modifications thereto (the “Company Actuarial Analyses”).

         (viii)       Reserves.  Except as set forth on Schedule 5.1(r)(viii) of the Company Disclosure Letter, the reserves and other liability amounts required by SAP to be determined using actuarial methods, of the Company and its Subsidiaries (i) are reflected in the Company Statutory Statements and were determined in accordance with commonly accepted actuarial methods and standards, consistently applied (except as set forth therein).

         (ix)         Sales Materials.  All advertising, promotional and sales materials and other marketing practices used by the Company or any of its Subsidiaries and any agent of the Company or any of its Subsidiaries have complied since January 1, 2005, and are currently in compliance, with applicable Law, except where the failure to be in compliance would have or reasonably be expected to have a Company Material Adverse Effect.

         (x)          Outsourcing.  Except as provided in Section 5.1(x) of the Company Disclosure Letter, the Company and its Subsidiaries have no material Contracts to outsource to a third party any of its insurance operations other than those agreements that can be terminated with notice upon prior notice of 90 days or less.

                    (s)          Properties.  Except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Company Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s Knowledge, the lessor.  Neither the Company nor any of its Subsidiaries owns any real property.

                    (t)          Affiliate Transactions.  Except as set forth in Schedule 5.1(t) of the Company Disclosure Letter, no executive officer or director of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of such officer’s or director’s controlled affiliates or any person owning 5% or more of the Shares is a party to any material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing since December 31, 2005 (each, an “Affiliate Transaction”).

                    (u)          Contracts.  Except as set forth in Schedule 5.1(h)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or by which it or any of its properties or assets is bound, and, to the Knowledge of the Company, no other party to any such Contracts is in violation or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, and there has occurred no event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Contract except, in each case, for violations, defaults, waivers or failures to enforce benefits that, individually and in the aggregate, could not have or reasonably be expected to have a Company Material Adverse Effect.  The Company has made available to Parent true and complete copies of all Contracts to which the Company or any of its Subsidiaries is a party (i) for the incurrence of Debt, (ii) with outside producers who have accounted for over 2.5% of gross written premiums for the Company and its Subsidiaries for the year ended December 31, 2006, (iii) contracts of reinsurance and (iv) Contracts that are required to be filed as an exhibit to any Company Report under the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Material Contracts”).

                    (v)          Relations with Governments.  To the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (A) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees  or to foreign or domestic political parties or campaigns, (C) made any other unlawful payment, or (D) violated any applicable export control, money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

                    (w)          Proxy Statement; Other Filings.  None of the information included or incorporated by reference in the Proxy Statement or any other document filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement (the “Other Filings”) will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Stockholders Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein.  The Proxy Statement and Other Filings that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

                    5.2.          Representations and Warranties of Parent and Merger Sub.  Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that written disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section or subsection), Parent and Merger Sub each hereby represent and warrant to the Company that:

                    (a)          Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to carry on its business as presently conducted.  Parent has made available to the Company a complete and correct copy of the certificate of incorporation and bylaws or comparable governing documents of Parent and Merger Sub, each as in effect on the date of this Agreement.

                    (b)          Corporate Authority.  No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby.  Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, which adoption by Parent will occur immediately following execution of this Agreement, and to consummate the Merger.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

                    (c)          Governmental Filings; No Violations; Etc.

         (i)          Other than the approvals, notices, reports, registrations, submissions or filings under the insurance Laws of the jurisdictions in which the Company and its Subsidiaries are organized or transact the business of insurance and the filings and/or notices pursuant to Section 1.3, under the HSR Act and any other applicable merger control laws and the filing of the Merger Certificate with the Secretary of State of the State of Delaware (collectively, the “Parent Approvals”), no notices, reports, submissions or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to perform its respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated hereby (a “Parent Material Adverse Effect”).

         (ii)         The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or bylaws or comparable governing documents of Parent or Merger Sub or the comparable governing instruments of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license or (C) assuming compliance with the matters referred to in Section 5.2(c)(i), a violation of any Law to which Parent or any of its Subsidiaries is subject, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                    (d)          Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the officers of Parent, threatened against Parent or Merger Sub that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                    (e)          Financing.  Parent and Merger Sub has and will have at the Effective Time sufficient funds (including pursuant to any existing credit facilities) to enable them to consummate the transactions contemplated by this Agreement and to pay all of Parent’s and Merger Sub’s related fees and expenses.

                    (f)          Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 1,000 shares of common stock, $0.01 par value, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent.  Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

                    (g)          Brokers.  No agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub for which the Company could have any liability.

                    (h)          Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

                    (i)          Ownership of Shares.  As of the date of this Agreement, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares, other than Shares acquired in the ordinary course of business by affiliates of Parent for investment purposes, and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire any Shares except pursuant to this Agreement.

ARTICLE VI.

Covenants

                    6.1.         Interim Operations.

                    (a)          The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, such approval not to be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement) and except as required by applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course of business consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, agents, customers, employees and other Persons with whom they have business relationships.  Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (i) as otherwise contemplated or permitted by this Agreement, (ii) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed), (iii) as is required by applicable Law or any Governmental Entity or (iv) as set forth in Schedule 6.1(a) of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(A) adopt or propose any change in its certificate of incorporation or bylaws or other applicable governing instruments;

                        (B)          merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate;

                        (C)          make any material acquisition, by purchase, merger, consolidation, other business combination or otherwise, of stock or assets from any Person (other than a wholly-owned Subsidiary of the Company);

                        (D)          issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than (1) the issuance of Shares upon the exercise of Company Options or Warrants or (2) the issuance of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary) or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

                        (E)          make any loans, advances or capital contributions to or investments in any Person in excess of $250,000 in the aggregate (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) except in accordance in all material respects with the Company’s investment policy in effect as of the date hereof (the “Investment Policy”), a copy of which is included in Schedule 6.1 of the Company Disclosure Letter; provided, however, that no investments whatsoever shall be made in those entities set forth on Schedule 6.1(a)(E) of the Company Disclosure Letter;

                        (F)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than the Company’s regular quarterly cash dividends in respect of the Shares not to exceed $0.08 per share) or enter into any agreement with respect to the voting of its capital stock or otherwise make any payments to its stockholders in their capacity as such;

                        (G)          reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, or amend the terms of any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (other than the acquisition of any Shares tendered by current or former employees or directors in connection with the exercise of Company Options or pursuant to puts and calls in employee and former employee stockholder agreements);

                        (H)          incur, assume or prepay any indebtedness for borrowed money or guarantee such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for borrowings in the ordinary course under the Company’s credit facility, a copy of which has been made available to Parent (and which shall not be amended, waived or modified after the date hereof) the proceeds of which shall be used for operating purposes;

(I) make or authorize any capital expenditure in excess of $1,000,000 in the aggregate;

                        (J)          make any material changes with respect to actuarial, marketing, underwriting, claims management, pricing, reserving, reinsurance, investment or accounting policies or procedures, except as required by changes in GAAP or Law or by a Governmental Entity;

                        (K)          waive, release, assign, settle or compromise any litigation or other proceedings before a Governmental Entity for an amount in excess of $500,000 or any obligation or liability of the Company in excess of such amount, in any case without the imposition of equitable relief or any restrictions on the business and operations of, on or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(L) change or make any material Tax election, settle or compromise any material Tax liability or change any material method of accounting with respect to Taxes;

                        (M)          transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or otherwise dispose of any assets, securities, product lines or businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries and including by merger, consolidation, asset sale or other business combination, other than obsolete assets in the ordinary course of business and investments in accordance in all material respects with the Investment Policy;

                        (N)          except as contemplated by this Agreement, required pursuant to agreements in effect prior to the date of this Agreement, or as otherwise required by applicable Law, (1) grant or provide any severance or termination payments or benefits to any director, elected officer of the Company listed on Schedule 6.1(a)(N) (the “Elective Officers”) or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not Elective Officers, in the ordinary course of business, (2) increase the compensation or make any new equity awards to any director, Elective Officer or employee of the Company or any of its Subsidiaries, except, in the case of employees who are not Elective Officers of the Company, in the ordinary course of business, (3) establish, adopt, terminate or materially amend any Benefit Plan (other than as may be necessary to comply with applicable Laws or to avoid adverse Tax consequences) or (4) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction;[1]

(O) enter into, renew, extend, amend or terminate any Material Contract (other than Company Producer agreements in the ordinary course of business);

                        (P)          take any action that would reasonably be expected to result in a reduction of any financial ratings of the Company, including the insurer financial strength ratings of the Company and its insurance Subsidiaries; or

(Q) except as provided in Section 6.2 and Section 8.3(a), agree, authorize or commit to do any of the foregoing.

                    (b)          Parent shall not knowingly take or permit any of its Subsidiaries to take, directly or indirectly, any action that is reasonably likely to prevent, delay or impair the consummation of the Merger.

                    6.2.          Acquisition Proposals.

                    (a)          Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (EST) on March 31, 2007 (the “No-Shop Period Start Date”), the Company and its Subsidiaries and their employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) shall have the right directly or indirectly to: (i) initiate, solicit and encourage Acquisition Proposals (as hereinafter defined), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (as hereinafter defined); provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent; and (ii) enter into and maintain discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations.

                    (b)          Except as expressly permitted by this Section 6.2, from the No-Shop Period Start Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with ARTICLE VIII, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly:

          (i)          initiate, solicit or knowingly encourage (including by way of providing non-public information) or facilitate  any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal; or

(ii) participate or engage in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to the Company or any of its Subsidiaries.

                     Subject to Section 6.2(c) and except with respect to any Acquisition Proposal received prior to the No-Shop Period Start Date with respect to which the requirements of Sections 6.2(c)(i), (ii) and (iii) have been satisfied as of the No-Shop Period Start Date (any such Person so submitting an Acquisition Proposal, an “Excluded Party”, as determined, with respect to any Excluded Party, by the board of directors of the Company), no later than the No Shop Period Start Date the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Persons conducted theretofore by the Company, its Subsidiaries or any Representatives with respect to any Acquisition Proposal and shall use its reasonable efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company’s Subsidiaries or their respective Representatives thereunder.  Within 48 hours of the No-Shop Period Start Date, the Company shall notify Parent of the identity of all Excluded Parties and provide Parent a written summary of the material terms and conditions of each Acquisition Proposal received from any Excluded Party.  Notwithstanding anything contained in Section 6.2 to the contrary, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement at such time as the Acquisition Proposal made by such party fails, in the reasonable judgment the board of directors of the Company, to satisfy the requirements of Section 6.2(c).

                    (c)          Notwithstanding anything to the contrary contained in Section 6.2(b), if at any time following the date of this Agreement and prior to obtaining the Requisite Company Vote, (i) the Company has received a written Acquisition Proposal from a third party that the board of directors of the Company believes in good faith to be bona fide, (ii) the board of directors of the Company determines in good faith, after consultation with its independent financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal and (iii) after consultation with its outside legal counsel, the board of directors of the Company determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company (x) will not, and will not allow its Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Parent any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.  Notwithstanding anything to the contrary contained in Section 6.2(b) or this Section 6.2(c), prior to obtaining the Requisite Company Vote, the Company shall be permitted to take the actions described in clauses (A) and (B) above with respect to any Excluded Party.

                    (d)          Definitions.  For purposes of this Agreement:

                    “Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement.

                    “Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or (ii) any other direct or indirect acquisition, in the case of clause (i) or (ii), involving 15% or more of the total voting power or of any class of equity securities of the Company, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries), net revenues or net income of the Company, in each case other than the transactions contemplated by this Agreement.

                    “Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably capable of being consummated, taking into account all legal, financial, regulatory, timing and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the stockholders of the Company than the transaction contemplated by this Agreement.

                    (e)          No Change in Recommendation or Alternative Acquisition Agreement.  Neither the board of directors of the Company nor any committee thereof shall:

         (i)          (A) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the Company Recommendation with respect to the Merger or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve any alternative Acquisition Proposal (the actions described in clause (A) or (B), a “Change in Recommendation”); or

         (ii)         cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company may (X) withhold, withdraw or qualify or modify in a manner adverse to Parent or Merger Sub the Company Recommendation, if the board of directors of the Company determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary duties under applicable Law or (Y) after having complied with Section 6.2(c), approve, recommend or otherwise declare advisable or propose to adopt, approve, recommend or declare advisable (publicly or otherwise) an Acquisition Proposal, if and only to the extent that, (1) in the case of clause (X), prior to taking such action, the board of directors of the Company determines in good faith after consultation with outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, and (2) in the case of clause (Y), the board of directors of the Company determines in good faith, after consultation with its financial advisor and outside legal counsel, that such an Acquisition Proposal is a Superior Proposal; provided that (I) in the case of an action described in clause (X) of this paragraph, prior to any such Change in Recommendation and (II) in the case of any action described in clause (Y) of this paragraph after 12:01 a.m. on April 1, 2007: (A) the Company shall have given Parent prompt written notice advising Parent of (x) the decision of the board of directors of the Company to take such action and the reason for taking such action and (y) in the event the decision relates to an Acquisition Proposal, the material terms and conditions of the Acquisition Proposal, including the identity of the party making such Acquisition Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents, (B) the Company shall have given Parent five (5) business days after delivery of each such notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (C) the board of directors of the Company shall have determined in good faith, after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, and after receiving the advice of outside legal counsel that failure to make such Change in Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law and, if such action relates to an Acquisition Proposal, that such Acquisition Proposal is a Superior Proposal; provided further that, in the event the board of directors of the Company does not make the determination referred to in clause (C) of this paragraph but thereafter determines to take an action described in clause (X) or (Y) of this paragraph, the procedures referred to in clauses (A), (B) and (C) above shall apply anew and shall also apply to any subsequent withdrawal, amendment or modification.

                    (f)          Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall be deemed to prohibit the Company or the board of directors of the Company from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders) or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) it being understood that none of the foregoing actions shall constitute a Change in Recommendation.

                    (g)          Notice.  The Company agrees that it will promptly (and in any event within 48 hours) notify Parent of receipt by it, its Subsidiaries or Representatives of (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall notify Merger Sub promptly (and in any event within 48 hours) with the identity of such Person, and a description of such Acquisition Proposal, indication, inquiry or request, including any modifications thereto.  The Company shall keep Parent reasonably informed, on a prompt basis (and in any event within 48 hours of the occurrence of any changes, developments, discussions or negotiations), of the status and material terms of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any amendments thereto) and any material developments, discussions and negotiations.  Without limiting the foregoing, the Company shall promptly (and in any event within 48 hours) notify Merger Sub if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(e).  The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement, and neither the Company nor any of its Subsidiaries is party to any agreement, which prohibits the Company from providing such information to Merger Sub.  The Company shall not, and shall cause each of its Subsidiaries not to, terminate, waive, amend or modify any provision of any existing standstill or confidentiality agreement to which it or any of its Subsidiaries is a party, and the Company shall, and shall cause its Subsidiaries to, enforce the provisions of any such agreement.

                    (h)        Except in connection with a termination of this Agreement pursuant to Section 8.3(a), the Company shall not take any action to exempt any Person from the restrictions on “business combinations,” “control share acquisitions,” “takeover offers” or similar provisions contained in the DGCL, including Section 203 (or any similar provisions), or otherwise cause such restrictions not to apply unless such actions are taken simultaneously with a termination of this Agreement.

                    (i)          The Company agrees that any violations of the restrictions set forth in this Section 6.2 by any Representative of the Company or any of its Subsidiaries, shall be deemed to be breach of this Section 6.2 by the Company.

                    6.3.        Notice of Certain Events.

                    (a)          The Company will notify Parent and Merger Sub promptly and shall promptly furnish Parent and Merger Sub with copies of notices or other communications received by the Company or any of its Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives), (ii) subject to applicable Laws and the instructions of any Governmental Entity, any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives).  With respect to any of the foregoing, the Company will consult with Merger Sub and its Representatives so as to permit the Company and Merger Sub and their respective Representatives to cooperate to take appropriate measures to avoid or mitigate any adverse consequences that may result from any of the foregoing.

                    (b)          Parent and Merger Sub will notify the Company promptly and shall promptly furnish the Company with copies of notices or other communications received by Parent, Merger Sub or any of their respective Subsidiaries of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from Merger Sub or its Representatives), (ii) subject to applicable Laws and the instructions of any Governmental Entity, any communication from any Governmental Entity in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, Merger Sub or their Representatives), and (iii) any legal actions threatened or commenced against or otherwise affecting the Company or any of its Subsidiaries that are related to the transactions contemplated by this Agreement (and the response thereto from the Company, its Subsidiaries or its Representatives).

                    6.4.          Proxy Statement.

                    (a)          The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”)  The Company agrees, as to itself and its Subsidiaries, that at any time prior to the Effective Time, (a) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (b) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                    (b)          The Proxy Statement will include the Company Recommendation unless the board of directors of the Company has withdrawn, modified or amended the Company Recommendation to the extent permitted under Section 6.2.

                    6.5.          Stockholders Meeting.  The Company, acting through its board of directors, shall take, in accordance with applicable Law and its certificate of incorporation and bylaws, all reasonable action necessary to duly call, give notice of, convene and hold a meeting of holders of Shares (the ”Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the approval of this Agreement.  The written consent of Merger Sub will be required to adjourn or postpone the Stockholders Meeting; provided, that, in the event that there is present at such meeting, in person or by proxy, sufficient favorable voting power to secure the Requisite Company Vote, the Company will not adjourn or postpone the Stockholders Meeting unless the Company is advised by counsel that failure to do so would result in a breach of the U.S. federal securities laws or fiduciary duties of the Board of Directors.  Subject to Section 6.2 hereof, the board of directors of the Company shall recommend such approval and shall take all reasonable lawful action to solicit such approval of this Agreement.

Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with ARTICLE VIII, the Company will take all of the actions contemplated by this Section 6.5 regardless of a Change of Recommendation, and will submit this Agreement for adoption by the stockholders of the Company at such meeting.  The Company shall keep Parent updated with respect to the proxy solicitation results as reasonably required by Parent.

                    6.6.        Filings; Other Actions; Notification.

                    (a)          Proxy Statement.  The Company shall as soon as reasonably practicable notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall as soon as reasonably practicable provide to Parent copies of all material correspondence between the Company and/or any of its Representatives on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.  The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.  Subject to applicable Laws, the Company and Parent (with respect to itself and Merger Sub) each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

                    (b)          Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.  In connection with and without limiting the foregoing, the Company and Parent shall each file or jointly file, if applicable, or cause to be filed, promptly (but in any event within ten business days) after the date of this Agreement, any notifications, approval applications or the like required to be filed under the HSR Act and all other merger control laws with respect to the transactions contemplated hereby and Parent shall pay all filing and similar fees and related expenses payable in connection therewith. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act.  Subject to applicable Laws relating to the exchange of information,

Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement), except to the extent that such information relates solely to the Parent’s existing business.  In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

                    (c)          Insurance Approvals.  In furtherance and not in limitation of Section 6.6(b), (i) as soon as reasonably practicable following the date of this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to prepare and file with relevant insurance regulators requests for approval of the transactions contemplated by this Agreement and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by this Agreement, (ii) Parent shall give to the Company prompt written notice if it receives any material notice or other communication from any insurance regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such written notice or communication, shall promptly furnish the Company with a copy thereof, (iii) all applications and substantive correspondence with the insurance regulators to the extent that such application or correspondence relates to an issue which, if the Merger were not consummated would be reasonably likely to have a material adverse effect on the Company and any of its Subsidiaries, taken as a whole, which applications or correspondence shall be approved in advance by the Company (such approval not to be unreasonably withheld, conditioned or delayed) and (iv) the Company shall have the right to participate in and shall, to the extent practicable, receive reasonable prior notice of, all telephone calls and meetings to the extent that an issue which, if the Merger were not consummated would be reasonably likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, is reasonably likely to be discussed and in which case the Company’s right to participate shall be limited to discussions relating to such issue.

                    (d)          Merger Clearance.  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.6, Parent, Merger Sub and the Company each agree to take or cause to be taken the following actions:

          (i)          Each of Parent, Merger Sub and the Company will promptly inform the other party upon receipt of any material communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement.  If Parent, Merger Sub or the Company (or any of their respective affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party (or approval of the Company if Section 6.6(b) is applicable), an appropriate response in compliance with such request.  The Company agrees not to participate, or to permit its affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with Parent in advance and, to the extent not prohibited by such Governmental Entity, gives Parent the opportunity to attend and participate.  Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the Governmental Entity in connection with the transactions contemplated by this Agreement.  In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement; and

          (ii)         Notwithstanding anything herein to the contrary, no party is required to, and the Company may not, without the prior written consent of Merger Sub, become subject to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity (each, an “Order”) (A) to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates in any manner which, individually or in the aggregate with all other such requirements, conditions, understandings, agreements and Orders, is (1) materially adverse to the Company and its affiliates, taken as a whole, before giving effect to the Merger or (2) requires any change in the conduct of business of the Company or any of its divisions or Subsidiaries as currently conducted which change would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, properties or results of operations of the Company and the Parent taken as a whole; or (B) requires any change in the conduct of the business of the Parent or any of its affiliates as currently conducted, which change would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or those affiliates set forth on Section 6.6(d)(ii) of the Parent Disclosure Letter, taken as a whole, (any of clauses (A) or (B) above, a “Burdensome Condition”).  Notwithstanding anything in this Agreement to the contrary, the Company will, upon the request of Merger Sub, become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or Order to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or any of its affiliates, so long as such requirement, condition, understanding, agreement or Order is binding on the Company only in the event that the Closing occurs.

                    6.7.          Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts, Tax Returns and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by the Company herein; provided further that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the Company’s good faith opinion, after consultation with legal counsel, would (i) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) violate the competition laws or (b) to disclose any information of the Company or any of its Subsidiaries that in the Company’s good faith determination, after consultation with legal counsel, is deemed to be privileged.  Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties.  All requests for information made pursuant to this Section 6.7 shall be directed to the individual or other Person designated by the Company.  All such information shall be governed by the terms of the Confidentiality Agreement.

                    6.8.          Stock Exchange De-listing.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the other exchanges on which the common stock of the Company is listed to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the other exchanges on which the common stock of the Company is listed and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

                    6.9.          Publicity.  The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall use reasonable efforts under the circumstances to cooperate with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

                    6.10.        Employee Benefits.

                    (a)          Parent shall, and shall cause the Surviving Corporation to, provide that during the period commencing at the Effective Time and ending on the December 31 following the Effective Time, the Employees will (i) be provided with base salary and bonus opportunities (including annual and quarterly bonus opportunities) while they are employed which are no less than the base salary and bonus opportunities provided by the Company and its Subsidiaries immediately prior to the Effective Time, and (ii) severance benefits that are no less favorable than those set forth in the Company’s separation pay plan and (iii) continue each Benefit Plan as in effect immediately prior to the Effective Time without change (except as required by Law); provided that no shares of capital stock of the Parent, the Surviving Corporation or any of their respective affiliates or any securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities shall not be required to be issued to any Employee under any Benefit Plan after the Effective Time.

                    (b)          After December 31 following the Effective Time, Parent will cause any employee benefit plans which the Employees are entitled to participate in to take into account for purposes of eligibility and vesting, but excluding benefit accrual, thereunder, service by the Employees as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company (except to the extent it would result in a duplication of benefits).

                    (c)          Parent shall, and shall cause the Surviving Corporation and any successor thereto to honor, fulfill and discharge the Company’s and its Subsidiaries’ obligations under the agreements identified in Section 6.10(c) of the Company Disclosure Schedule.

                    (d)          Parent hereby acknowledges that a “change in control” or “change of control” within the meaning of each of the Company’s Benefit Plans will occur upon the Effective Time.

                    (e)          Nothing in this Section 6.10, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.10.  Without limiting the foregoing, no provision of this Section 6.10 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter.  Nothing in this Section 6.10 is intended (i) to amend any Benefit Plan, (ii) interfere with Parent’s or the Surviving Corporation’s right from and after the period referenced in Section 6.10(a) above to amend or terminate any Benefit Plan or (iii) interfere with Parent’s or the Surviving Corporation’s right from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor or consultant.

                    6.11.          Expenses.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

                    6.12.        Indemnification; Directors’ and Officers’ Insurance.

                    (a)          From and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director and officer of the Company and its Subsidiaries (collectively, the ”Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or related to such Indemnified Parties’ service as a director or officer of the Company or its Subsidiaries or services performed by such persons at the request of the Company or its Subsidiaries at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including the transactions contemplated by this Agreement; provided, however, that the Surviving Corporation will not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single such claim, action, suit, proceeding or investigation, except to the extent that any two or more parties shall have conflicting interests in the outcome of any such claim, action, suit, proceeding or investigation.

                    (b)          Prior to the Effective Time, the Company shall and if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable as the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby).  If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from and after the Effective Time the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to purchase comparable

D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable to the Company’s directors and officers as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 250% of the annual premiums currently paid by the Company for such insurance; provided further that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                    (c)          If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

                    (d)          The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

                    (e)          Following the Effective Time, the Surviving Corporation shall include and maintain in effect in its certificate of incorporation and bylaws for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors, indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the Company’s Charter and Bylaws as of the date of this Agreement.  The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws.

                    6.13.       Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Voting Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

                    6.14.       Parent Vote.  Parent shall vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) any Shares and any shares of common stock of Merger Sub beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption and approval of this Agreement at any meeting of stockholders of the Company or Merger Sub, respectively, at which this Agreement shall be submitted for adoption and approval and at all adjournments or postponements thereof (or, if applicable, by any action of stockholders of either the Company or Merger Sub by consent in lieu of a meeting).

                    6.15.       Stockholder Litigation.  In the event that any stockholder litigation related to this Agreement or the Merger and the other transactions contemplated by this Agreement is brought, or, to the Knowledge of the Company, threatened, against the Company and/or the members of the board of directors of the Company prior to the Effective Time, notwithstanding Section 6.1(a)(K), the Company shall give Parent and Merger Sub the opportunity to participate in the defense or settlement of such litigation, and no such settlement shall be agreed to without Parent’s and Merger Sub’s prior written consent (not to be unreasonably withheld).  The Company shall promptly notify Parent of any such stockholder litigation brought, or threatened, against the Company and/or members of the board of directors of the Company and keep Parent reasonably informed with respect to the status thereof.

                    6.16.       Director Resignations.  The Company shall use its best efforts to cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.

                    6.17.       Rule 16b-3.  Prior to the Effective Time, the Company may approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

                    6.18.       Company Statutory Statements.  As soon as completed and, in any event, prior to the Closing, the Company shall deliver to the Parent the following statutory statements, in each case together with the exhibits, schedules and notes thereto and any affirmations and certifications filed, or to be filed, therewith:  the annual statement of the Company and each of its insurance Subsidiaries as of December 31, 2006, as filed with the insurance Governmental Entity of such company’s jurisdiction of domicile, including the statutory basis financial statements of the Company and each of its insurance Subsidiaries as audited by Deloitte & Touche LLP as of December 31, 2006.  Following delivery of such statutory statements, the term “Company Statutory Statements” shall be deemed to include the statutory statements delivered pursuant to this Section 6.18.

                    6.19.       FIRPTA.  The Company shall deliver to the Parent, on or before (but not more than twenty (20) days prior to) the Closing Date, a statement in accordance with Treasury Regulation Sections 1.1445-2(c)(3) certifying that the Company is not, nor has been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code.

ARTICLE VII.

Conditions

                    7.1.        Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

                    (a)          Stockholder Approval.  This Agreement shall have been duly approved by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

                    (b)          Regulatory Consents.  Except as provided in Schedule 7.1(b) of the Company Disclosure Letter, (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all insurance antitrust approvals and regulatory approvals from the California, Florida, Ohio, Texas and Michigan Insurance Departments shall have been obtained and such approval shall be in full force and effect; provided that any Form A that is filed with such insurance departments shall not have a Burdensome Condition.

                    (c)          Injunction.  No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

                    7.2.        Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent and Merger Sub at or prior to the Effective Time of the following conditions:

                    (a)          Representations and Warranties.  (i)  The representations and warranties of the Company contained in Section 5.1(b) (Capital Structure) and Section 5.1(d)(iii) (Vote Required) shall be true and correct in all respects (except, in the case of Section 5.1(b) for such inaccuracies as are de minimis in the aggregate), in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (ii) all other representations and warranties of the Company set forth in this Agreement (without giving effect to any limitation or qualification as to materiality or Company Material Adverse Effect, other than any limitations or qualifications contained in Section 5.1(g)(i))  shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (without giving effect to any limitation or qualification  as to materiality or Company Material Adverse Effect) would, individually or in the aggregate, have or be reasonably expected to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

                    (b)          Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

                    (c)          Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been a Company Material Adverse Effect or any event, circumstance, development, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

                    7.3.        Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                    (a)          Representations and Warranties.  (i)  The representations and warranties of Parent and Merger Sub set forth in this Agreement (without giving effect to any limitation of qualification  as to materiality or Company Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(i) shall be deemed to have been satisfied even if any representations and warranties of Parent and Merger Sub are not so true and correct unless the failure of such representations and warranties of Parent and Merger Sub to be so true and correct (without giving effect to any limitation of qualification  as to materiality or Parent Material Adverse Effect) would, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

                    (b)          Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a senior executive officer of Parent to such effect.

ARTICLE VIII.

Termination

                    8.1.        Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company (by action of its boards of directors) and Parent.

                    8.2.        Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent or the Company (by action of its board of directors) if:

                    (a)          the Merger shall not have been consummated by December 1, 2007, whether such date is before or after the date of approval by the stockholders of the Company referred to in Section 7.1(a) (the “Termination Date”);

                    (b)          the approval of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof; or

                    (c)          any Restraints permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a));

provided that in each case the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement and such breach shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

                    8.3.         Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned by the Company:

                    (a)          if at any time after the date of this Agreement and prior to obtaining the Requisite Company Vote, the Company receives an Acquisition Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless:

          (i)          the Company shall have complied in all material respects with Section 6.2 of this Agreement, including the conclusion by the board of directors of the Company in good faith that such Acquisition Proposal is a Superior Proposal;

(ii) the Company concurrently pays the Termination Fee payable pursuant to Section 8.6; and

(iii) the board of directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement with respect to such Superior Proposal or

                    (b)           if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 60 days after written notice thereof is given by the Company to Parent or (ii) two business days prior to the Termination Date; provided, however, that the Company is not then in material breach of this Agreement.

                    8.4.         Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned, whether before or after the approval by the stockholders of the Company referred to in Section 7.1(a), at any time prior to the Effective Time by action of the board of directors of Parent if:

                    (a)          the board of directors of the Company or any committee thereof (i) shall have made a Change in Recommendation or has resolved or announced its intention to make a Change in Recommendation whether or not permitted by Section 6.2(e) or (ii) shall have approved or recommended to the stockholders of the Company an Acquisition Proposal other than the Merger or shall have resolved to the effect of the foregoing;

                    (b)          the Company (i) materially breaches its obligations under Sections 6.2, 6.4(b) or 6.5, or the board of directors of the Company shall resolve to do any of the foregoing or (ii) (A) materially breaches its obligations under Sections 6.4 or 6.6(a) and (B) such breach is not cured by the earlier of (x) five days after the Company’s receipt of written notice asserting such breach or failure from Parent or Merger Sub or (y) two business days prior to the Termination Date; or

                    (c)          there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured prior to the earlier of (i) 60 days after written notice thereof is given by Parent to the Company or (ii) two business days prior to the Termination Date; provided, however, that Parent or Merger Sub is not then in material breach of this Agreement.

                    8.5.          Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or affiliates); provided and notwithstanding anything in the foregoing to the contrary, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

                    8.6.         Fees and Expenses Following Termination.

                    (a)          In the event that this Agreement is terminated by the Company pursuant to Section 8.3(a) or by Parent pursuant to Section 8.4(a) or Section 8.4(b), then the Company shall pay Parent the Termination Fee payable by wire transfer of same day funds, at or prior to the time of termination in the case of a termination pursuant to Section 8.3(a) or as promptly as practicable (but in any event within three business days) following termination of this Agreement pursuant to Section 8.4(a) or Section 8.4(b).

                    (b)          In the event that (A) (I) an Acquisition Proposal (or the intention of any Person to make one), whether or not conditional, shall have been made known to or proposed to the Company or otherwise publicly announced or disclosed and not publicly withdrawn without qualification at least 10 days prior to the date of the Stockholders Meeting or at any adjournment or postponement thereof at which the vote on the Merger is held or (II) the board of directors of the Company or any committee thereof shall withhold, withdraw or qualify or modify in a manner adverse to Parent or Merger Sub the Company Recommendation or has resolved or announced its intention to do so pursuant to clause (X) of Section 6.2(e) prior to or on the date of the Stockholders Meeting or at any adjournment or postponement thereof at which the vote on the Merger is held, (B) this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b) or by Parent pursuant to Section 8.4(c), and (C) within 12 months following the date of such termination, the Company enters into an Alternative Acquisition Agreement with respect to an Acquisition Proposal or consummates any Acquisition Proposal (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A)(I), if applicable), then the Company shall pay Parent the Termination Fee, less the amount of any Parent Expenses previously paid to Parent by the Company, payable by wire transfer of same day funds on or prior to the date on which the Company enters into such Contract or consummates such Acquisition Proposal, as applicable.  For purposes of the foregoing clause (C) only, references in the definition of the term “Acquisition Proposal” to the figure “15%” will be deemed to be replaced by the figure “50%.”

                    “Termination Fee” means (i) $14 million in the event that the Company enters into a Alternative Acquisition Agreement with an Excluded Party and (ii) $21 million in the event that the Agreement is terminated in all other cases under Section 8.2.

                    (c)          In the event that this Agreement is terminated by Parent under the provisions referred to in clause (B) of Section 8.6(b) (or could have been terminated under such section) and the circumstances referred to in clause (A)(I) or (A)(II) of Section 8.6(b) shall have occurred prior to such termination but the Termination Fee (or any portion thereof) has not been paid and is not payable because the circumstances referred to in clause (C) of Section 8.6(b) shall not have occurred, then the Company shall pay at the direction of Parent as promptly as possible (but in any event within three business days) following receipt of an invoice therefor all of Parent’s and Merger Sub’s actual and reasonably documented out-of-pocket fees and expenses (including legal fees and expenses) actually incurred by Parent and Merger Sub and their respective affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”), which amount shall not be greater than $4 million.

                    (d)          The Company’s payment pursuant to this Section 8.6 shall be the sole and exclusive remedy of Parent and Merger Sub against the Company, its Subsidiaries and any of their respective Representatives for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in this Agreement by the Company or its Subsidiaries and the failure of the Merger to be consummated, and upon payment pursuant to this Section 8.6, the Company, its Subsidiaries and any of their respective Representatives shall have no further obligation or liability relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

                    (e)          The parties acknowledge that the agreements contained in Section 8.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.2, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the amount set forth in Section 8.2 or any portion thereof the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.

                    (f)          Except as set forth in this Section 8.6, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid in accordance with the provisions of Section 6.11.

ARTICLE IX.

Miscellaneous and General

                    9.1.        Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.10 (Employee Benefits), 6.11 (Expenses) and 6.12 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and Section 8.6 (Fees and Expenses Following Termination) and the Confidentiality Agreement shall survive the termination of this Agreement.  All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

                    9.2.        Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

                    9.3.        Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.  Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a wavier of such rights.

                    9.4.        Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                    9.5.        GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.

                    (a)          THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.  The parties hereby irrevocably submit to the personal jurisdiction of the Delaware Court of Chancery and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery or Federal court located in the State of Delaware.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

                    (b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER,

(ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

                    (c)          The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Company, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other parties and to enforce specifically the terms and provisions of this Agreement in a court of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

                    9.6.         Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

If to Parent or Merger Sub:

Farmers Group, Inc.
4680 Wilshire Blvd.
Los Angeles, CA 90010
Attention: General Counsel and Corporate Secretary
Fax: (323) 964-8093

with a copy (which shall not constitute notice) to

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Thomas M. Cerabino
Fax: (212) 728-9208

If to the Company:

Bristol West Holdings, Inc.
5701 Stirling Road
Davie, Florida 33314
Attention: Chief Legal Officer and Corporate Secretary
Fax: (954) 316-5151

with a copy (which shall not constitute notice) to

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gary I. Horowitz
Fax: (212) 455-2502

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

                    9.7.         Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated June 30, 2006, between Parent and the Company and the related letter agreements (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.  EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED PURSUANT TO THE TERMS OF THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

                    9.8.         No Third Party Beneficiaries.  Except as provided in Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person (including any person or Employees who might be affected by Section 6.10), other than the parties hereto, any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein.  The parties hereto further agree that the rights of third party beneficiaries under

Section 6.10 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.3 without notice or liability to any other Person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

                    9.9.         Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action.  Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

                    9.10.       Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes (including all applicable real estate transfer Taxes) and related fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due and the Company, Parent and Merger Sub shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any such Taxes and in attempting to minimize the amount of such Taxes.

                    9.11.       Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

                    9.12.       Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                    9.13.       Interpretation; Construction.

                    (a)          The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

                    (b)          The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                    (c)          Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates.  The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

                    9.14.       Assignment.  This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the other parties hereto; provided that prior to the mailing of the Proxy Statement to the Company’s stockholders, Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation, provided that any such designation shall not impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement.  Any purported assignment in violation of this Agreement is void.

*     *     *     *     *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

BRISTOL WEST HOLDINGS, INC.

By	/s/ James R. Fisher

Name:	James R. Fisher
Title:	Executive Chairman

FARMERS GROUP, INC.

By	/s/ Paul N. Hopkins

Name:	Paul N. Hopkins
Title:	Chief Executive Officer

BWH ACQUISITION COMPANY

By	/s/ Paul N. Hopkins

Name:	Paul N. Hopkins
Title:	President

ANNEX A

DEFINED TERMS

Terms	Section

Acceptable Confidentiality Agreement	6.2(c)
Acquisition Proposal	6.2(d)
Affiliate Transaction	5.1(t)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(e)(ii)
Applicable Date	5.1(f)(i)
Certificate of Merger	1.3
Bankruptcy and Equity Exception	5.1(d)(i)
Benefit Plans	5.1(i)(i)
Book-Entry Shares	4.1(a)
Burdensome Condition	6.6(d)(ii)
business day	1.2
Bylaws	2.2
Certificate	4.1(a)
Change in Recommendation	6.2(e)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(f)
Company	Preamble
Company Approvals	5.1(e)(i)
Company Actuarial Analyses	5.1(r)(vii)
Company Disclosure Letter	5.1
Company Intellectual Property	5.1(o)(i)
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Producers	5.1(r)(i)
Company Recommendation	5.1(d)(ii)
Company Reinsurance Agreements	5.1(r)(v)
Company Reports	5.1(f)(i)
Company Statutory Statements	5.1(f)(v)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(e)(ii)
Costs	6.12(a)
D&O Insurance	6.12(b)
Effective Time	1.3
Elective Officers	6.1(a)(N)

A-1

Employees	5.1(i)(i)
Environmental Claim	5.1(l)(ii)
Environmental Law	5.1(l)(ii)
ERISA	5.1(i)(i)
ERISA Affiliate	5.1(i)(ii)(B)
Exchange Act	5.1(a)
Exchange Fund	4.2(a)
Excluded Party	6.2(b)(ii)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
GAAP	5.1(f)(iii)
Governmental Entity	5.1(e)(i)
Grant Date	5.1(b)
Hazardous Substance	5.1(l)(ii)
HSR Act	5.1(e)(i)
DGCL	Recitals
Indemnified Parties	6.12(a)
Insurance Contract	5.1(r)(iii)
Insurance Policies	5.1(p)
Intellectual Property	5.1(o)(ii)
Investment Policy	6.1(a)(E)
IPO	5.1(b)
JPMorgan	5.1(d)(ii)
Knowledge	5.1(h)
Laws	5.1(j)
Licenses	5.1(j)
Lien	5.1(c)
Material Contracts	5.1(u)
Merger	Recitals
Merger Certificate	5.1(e)
Merger Sub	Preamble
Multiemployer Plan	5.1(i)(ii)
NYSE	5.1(b)
No-Shop Period Start Date	6.2(a)
Order	6.6(d)(ii)
Other Filings	5.1(w)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Disclosure Letter	5.2
Parent Expenses	8.6(c)
Parent Material Adverse Effect	5.2(c)(i)
Paying Agent	4.2(a)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Phantom Share	7.1(c)

A-2

Proxy Statement	6.4(a)
Public Documents	5.1(f)(iv)
Release	5.1(l)(ii)
Representatives	6.2(a)
Requisite Company Vote	5.1(d)(i)
Restraints	7.1(c)
Restricted Share	7.1(c)
SAP	5.1(f)(v)
SEC	5.1(f)(i)
Securities Act	5.1(f)(i)
Share	4.1(a)
Significant Subsidiary	5.1(a)
SOX	5.1(f)(i)
Stock Plans	5.1(b)
Stockholders Meeting	6.5
Subsidiary	5.1(a)
Superior Proposal	6.2(d)
Surviving Corporation	1.1
Takeover Statute	5.1(k)
Tax	5.1(m)
Taxes	5.1(m)
Tax Return	5.1(m)
Termination Date	8.2(a)
Termination Fee	8.6(b)
U.S. Benefits Plans	5.1(i)(ii)
Voting Agreement	Recitals